Exhibit 99.2

Graf Industrial Corp. Announces Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

HOUSTON, October 25, 2018 /PRNewswire/ — Graf Industrial Corp. (NYSE: GRAF.U) (the “Company”) today announced the closing of the issuance of an additional 1,876,512 units pursuant to the partial exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $18,765,120 to the Company and bringing the total gross proceeds of the initial public offering to $243,765,120.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from: EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017, Phone: 212-661-4933, Email: Jcarter@ebcap.com; and from Oppenheimer & Co. Inc., Attn: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, Phone: 212-667-8055, Email: EquityProspectus@opco.com.

About Graf Industrial Corp.

Graf Industrial Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company was founded by James A. Graf and Michael E. Dee. While the Company may pursue a business combination in any industry, the Company intends to focus its search for a business or businesses in the diversified industrials sector, including industrial manufacturing, technology, distribution and services.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

James A. Graf

james@grafacq.com
(281) 515-3517

Source

Graf Industrial Corp.